EXHIBIT 5.12

[Letterhead of Karell Dyre Haney PLLP]

ALLAN KARELL

DD Phone: 406.294.8481

akarell@kdhlawfirm.com

October 9, 2015

Kids Behavioral Health of Montana, Inc.

6100 Tower Circle, Suite 1000

Franklin, Tennessee 37067

Re:	Exchange Offer — $275,000,000.00 Aggregate Principal Amount of 5.625% Notes Due 2023 of Acadia Healthcare Company, Inc.

Ladies and Gentlemen:

We have acted as special Montana counsel to Kids Behavioral Health of Montana, Inc., a Montana corporation (the “Montana Guarantor”), in connection with the proposed guarantee from the Montana Guarantor, along with the other guarantors under the Indenture (as hereinafter defined), of $275,000,000 in aggregate principal amount of 5.625% Senior Notes due 2023 (the “Exchange Notes”) to be issued by Acadia Healthcare Company, Inc., a Delaware corporation (the “Company”), in connection with an exchange offer to be made pursuant to a Registration Statement on Form S-4 (such Registration Statement, as supplemented or amended, is hereinafter referred to as the “Registration Statement”), to be filed with the Securities and Exchange Commission (the “Commission”) on or about October 9, 2015, under the Securities Act of 1933, as amended (the “Securities Act”). The obligations of the Company under the Exchange Notes will be guaranteed by the Montana Guarantor (the “Guarantee”, which shall be identical in all material respects to the original guarantee in the Indenture), along with other guarantors. The Exchange Notes and the Guarantee are to be issued pursuant to an Indenture, dated as of February 11, 2015 (the “Indenture”), among the Company, the guarantors named therein, and U.S. Bank National Association, as trustee.

In connection with issuing this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including:

A.	A copy of the Montana Guarantor’s Certificate of Formation, together with all amendments and supplements thereto, in each case certified as true and correct by the Secretary of State of the State of Montana as of January 9, 2015 (the “Certificate of Formation”);

October 9, 2015

B.	A copy of the Montana Guarantor’s Bylaws dated February 22, 2007, certified as true and correct by the Montana Guarantor as of the date of this letter (together with the Montana Guarantor’s Certificate of Formation, the “Charter Documents”);

C.	A Certificate of Existence dated September 8, 2015 (the “Good Standing Certificate”), issued by the Secretary of State of the State of Montana with respect to the Montana Guarantor;

D.	A Certificate of the Montana Guarantor dated as of February 11, 2015, attaching, among other things, a copy of the resolutions duly adopted by the Board of Directors of the Montana Guarantor, authorizing the Montana Guarantor’s execution and delivery of the Indenture;

E.	A Certificate of the Montana Guarantor dated as of October 9, 2015, attaching, among other things, a copy of the resolutions duly adopted by the Board of Directors of the Montana Guarantor, authorizing the Montana Guarantor’s issuance of the Guarantee (the “Resolutions”);

F.	A copy of the Indenture;

G.	A copy of the Registration Statement; and

H.	A copy of the Registration Rights Agreement dated September 21, 2015, by and among the Company, the Guarantors, and the Initial Purchasers (the “Registration Rights Agreement”).

The documents identified in F-H above, together with the Guarantee, are herein referred to as the “Transaction Documents”.

In our examination of the documents referred to above and in rendering the opinions expressed below, we have assumed without investigation or verification (but with your permission):

(a)	the accuracy, completeness and authenticity of all original certificates, agreements, documents, records and other materials, the conformity with originals of any copies, the genuineness of all signatures, and the legal capacity of all natural persons;

(b)

that (i) each party to the Transaction Documents, if applicable, in each case other than with respect to the Montana Guarantor, has been duly organized and is validly existing under the laws of its respective jurisdiction of organization, has full power and authority to execute, deliver and perform all of its obligations under the Transaction Documents, as applicable, and has duly

October 9, 2015

authorized by all requisite action, corporate, partnership or otherwise, and validly executed and delivered the Transaction Documents, as applicable, under the laws of the jurisdiction of its organization, and (ii) each of the Transaction Documents constitutes the legal, valid and binding obligation of each party thereto, enforceable against such party in accordance with its terms;

(c)	in connection with the transactions contemplated by the Transaction Documents, each party thereto has complied with all aspects of all applicable laws, other than the law of the State of Montana in the case of the Montana Guarantor;

(d)	the Transaction Documents executed by the Montana Guarantor have been transmitted to the appropriate recipients;

(e)	each person who has taken any action relevant to any of our opinions in the capacity of director, officer, or otherwise was duly elected to that position and held that position when such action was taken;

(f)	the Montana Guarantor’s Charter Documents and all amendments thereto, if any, have been adopted in accordance with all applicable legal requirements;

(g)	to the extent applicable to the opinions given in this letter, all factual statements, including without limitation representations and warranties, contained in the Transaction Documents or in certificates provided to us by or on behalf of the Montana Guarantor or others are true and correct;

(h)	the Montana Guarantor will benefit from the extension of credit to the Company arising from the exchange of the Notes, as guaranteed by the Guarantee, to the extent necessary to make the Guarantee a valid corporate act of the Montana Guarantor;

(i)	there has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence among the parties to the Transaction Documents;

(j)	each certificate obtained from a Governmental Authority relied on by us is accurate, complete and authentic, and all relevant official public records to which each such certificate relates are accurate and complete;

(j)	as to certain matters of fact, we have relied, without independent investigation and with the express permission of the addressee hereof, on the statements and representations of officers and other representatives of the Montana Guarantor;

(k)	the Registration Statement will be effective at the time the Exchange Notes are offered as contemplated by the Registration Statement;

October 9, 2015

(l)	any applicable prospectus supplement will have been prepared and filed with the Commission describing the Exchange Notes offered thereby to the extent necessary;

(m)	the Outstanding Notes (as defined in the Registration Statement) have been exchanged in the manner described in the prospectus forming a part of the Registration Statement;

(n)	the Montana Guarantor is not a party to any legal proceeding in any court in Montana;

(o)	the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended; and

(p)	the Company and the Montana Guarantor will have obtained any legally required consents, approvals, authorizations and other orders of the Commission and any other federal regulatory agencies necessary for the Exchange Notes to be exchanged, offered and sold in the manner stated in the Registration Statement and any applicable prospectus supplement.

Based upon and subject to the qualifications, assumptions and limitations set forth herein, we are of the opinion that:

1. The Montana Guarantor is a corporation existing and in good standing under the laws of the State of Montana.

2. The Montana Guarantor has the corporate power and authority to enter into and perform its obligations under the Indenture and the Guarantee.

3. The Montana Guarantor has duly authorized, executed and delivered the Indenture and has duly authorized the Guarantee.

4. The execution and delivery of the Indenture and the Guarantee by the Montana Guarantor and the performance by the Montana Guarantor of its obligations thereunder (including with respect to the Guarantee) do not and will not conflict with or constitute or result in a breach or default under (or an event which with notice or the passage of time or both would constitute a default under) or violation of (i) any of the provisions of the Montana Guarantor’s Charter Documents, or (ii) any statute or governmental rule or regulation of the State of Montana.

5. No consent, approval, authorization or order of any State of Montana court or governmental authority of the State of Montana was required in connection with the execution and delivery of the Indenture or is required for the issuance by the Montana Guarantor of the Guarantee.

October 9, 2015

Our opinions expressed above are subject to the following limitations, qualifications and exclusions:

(i)	Our opinions are based upon and limited to the existing laws of the State of Montana on the date of this letter, and we assume no obligation to update or supplement this opinion. We have not made a review of, and express no opinion concerning, the laws of any jurisdiction other than the State of Montana.

(ii)	Our opinions are limited to the specific opinions expressed above, and no opinion is to be implied or inferred beyond the matters expressly stated herein. Our opinions are not a guaranty of an outcome of any legal dispute which may arise with regard to the Transaction Documents or any other matter which is the subject of our opinions. We express no opinion on the enforceability of any of the Transaction Documents.

(iii)	This letter is our opinion as to certain legal conclusions as specifically set forth herein, and is not and shall not be deemed to be a representation or opinion as to any factual matters.

(iv)	In preparing this letter, we have relied without any independent verification upon the assumptions earlier stated in this letter and upon: (a) information contained in certificates obtained from governmental authorities; (b) factual information represented in the Transaction Documents; (c) factual information provided to us in certificates executed by the Company or the Montana Guarantor; and (d) factual information we have obtained from such other sources as we have deemed reasonable. We have examined the originals or copies certified to our satisfaction, of such other company records of the Montana Guarantor as we deemed necessary for or relevant to this letter, certificates of public officials and other officers of the Montana Guarantor, and we have assumed without investigation that there has been no relevant change or development between the dates as of which the information cited in the preceding sentence was given and the date of this letter and that the information upon which we have relied is accurate and does not omit disclosures necessary to prevent such information from being misleading. Our opinion in paragraph 1 is based solely upon the Good Standing Certificate.

(v)

While we have not conducted any independent investigation to determine facts upon which our opinions are based or to obtain information about which this letter advises, we confirm that we do not have any actual knowledge which has caused us to conclude that our reliance and assumptions cited in this letter are unwarranted or that any information supplied to us in connection with the preparation of this letter is wrong. The term “actual knowledge” whenever it is used in this letter with respect to our firm means current actual knowledge (and

October 9, 2015

not constructive, implied, or imputed knowledge or inquiry notice) at the time this letter is delivered on the date it bears by the lawyers who have had significant involvement with the preparation of this letter, without independent investigation or verification.

(vi)	To the extent the Transaction Documents include or make reference to documents and instruments not examined by us, the opinions expressed herein are subject to the matters that would be revealed by examination of such documents and instruments.

(vii)	We express no opinion as to any regulatory provisions applicable to (except as expressly stated in our opinion), or any license or permit required in connection with, the business conducted by the Montana Guarantor.

(viii)	We express no opinion concerning the effect of laws and regulations relating to securities, pension and employee benefits, taxes, and any laws or regulations not generally applicable to the opinions set forth in this letter.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion after the date of the effectiveness of the Registration Statement should the present laws of the State of Montana be changed by legislative action, judicial decision or otherwise.

This opinion is furnished to you in connection with the filing of the Registration Statement, in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.12 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

KARELL DYRE HANEY PLLP

/s/ ALLAN KARELL

ALLAN KARELL